Exhibit 8.2

10/F, Tower B, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888  Fax: 86 10 5776 3777

April 6, 2020

China Online Education Group

6th Floor Deshi Building North, Shangdi Street,

Haidian District, Beijing 100085

People’s Republic of China

as the “Company”

Re: PRC Legal Opinion for the Company’s certain PRC tax matters

We have acted as the Company’s compliance legal counsel in the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations promulgated by the PRC Supreme People’s Court (the “PRC Laws”), and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the Registration Statement (as defined below), the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, and such other documents, corporate records, certificates, governmental authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company on April 6, 2020 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended.  In such examination, we have assumed that:

(a)             all documents submitted to us as copies are identical to their originals;

(b)             all signatures, seals and chops on such documents are genuine;

(c)              all parties in relation to any of the documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in the Opinion;

(d)             all information (including factual statements) provided to us by the Company in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(e)              all governmental authorizations and other official statement or documentation were obtained from competent PRC authorities by lawful means;

(f)               all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term.  Any such changes, amendments thereto or replacements thereof may become effective immediately on promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions based on the laws of any jurisdiction other than the PRC.  Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I  Opinions

Based on the foregoing, and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

The statements set forth under the caption “Taxation” in the annual report on Form 20-F filed by the Company on April 6, 2020, which is incorporated by reference into prospectus forming part of the Registration Statement, insofar as they constitute statements of PRC tax law, are accurate in all material respects.

Section II  Qualifications

This Opinion is subject to the following qualifications

1)             This Opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency , fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercive at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

2)             This Opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3)             This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

4)             This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the references to our firm under the heading “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement, which is filed with the SEC on April 6, 2020, and to the incorporation by reference into the Registration Statement of the summaries of our opinions that appeared in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2019, which was filed by the Company with the SEC on April 6, 2020. We also consent to the filing with the SEC of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

This Opinion is rendered to you for the purpose hereof only.  It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm